Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Tom De Weerdt Executive Vice President and Chief Financial Officer Surgical Care Affiliates (847) 267-3502 tom.deweerdt@scasurgery.com	Leslie Wachsman Vice President, Finance and Investor Relations Surgical Care Affiliates (847) 267-9823 leslie.wachsman@scasurgery.com

SURGICAL CARE AFFILIATES, INC. ANNOUNCES PLANS TO REFINANCE EXISTING

TERM LOAN FACILITY AND OBTAIN INCREMENTAL TERM LOAN

DEERFIELD, IL – October 11, 2016 – Surgical Care Affiliates, Inc. (NASDAQ: SCAI) (“SCA”) today announced that it intends to pursue a refinancing of its existing term loan facility, under which $444.4 million is currently outstanding, and to obtain an incremental term loan under its credit facility. SCA intends to replace the existing term loan facility with a new $444.4 million term loan facility and to obtain an incremental term loan of $150 million in aggregate principal amount. SCA is initiating the syndication process at this time in order to take advantage of current favorable conditions in the debt capital markets and in advance of the upcoming presidential election. Proceeds from the new term loan facility are expected to be used to repay all outstanding borrowings under the existing term loan facility, and proceeds from the incremental term loan are expected to be used to fund ordinary course investments in ambulatory surgery centers and surgical hospitals and for working capital and other general corporate purposes.

SCA intends to launch and close the refinancing and incremental term loan transactions prior to the end of October 2016. However, there can be no assurance regarding the timing of the proposed refinancing and incremental term loan transactions, the terms and interest rate at which SCA’s debt can be refinanced or new loans can be obtained, or that the refinancing and incremental term loan transactions can be completed.

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About Surgical Care Affiliates, Inc.

SCA (NASDAQ:SCAI), a leader in the outpatient surgery industry, strategically partners with health plans, medical groups and health systems across the country to develop and optimize surgical facilities. As of June 30, 2016, SCA operated 201 surgical facilities, including ambulatory surgery centers and surgical hospitals, in partnership with approximately 3,000 physicians. For more information on SCA, visit www.scasurgery.com.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “continues,” “will,” “may,” “should,” “estimates,” “intends,” “plans” and similar expressions, and statements regarding the Company’s business strategy and plans, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. There is risk and uncertainty regarding whether the Company will be able to consummate the proposed refinancing transaction or obtain an incremental term loan on terms that are satisfactory to the Company or at all. Material factors are outside the Company’s control. For example, the Company may be unable to successfully negotiate favorable terms for the proposed refinancing and incremental term loan.

Other factors include risks and uncertainties associated with changes in general economic and financial market conditions, the general availability of credit, the volume of trading activities, the overall availability of credit to the healthcare industry, the Company’s credit ratings and credit capacity, the possibility that the Company’s stockholders, financial advisors or lenders could develop a negative perception of its long- or short-term financial prospects if the level of its business activities decreases due to a market downturn, negative actions taken by regulatory authorities or rating organizations, and other factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and described in subsequent reports we have filed with the Securities and Exchange Commission.

You should not rely upon forward-looking statements as predictions of future events. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. In that respect, the Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

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